Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed and effective on June 6th 2022 and enters into force on July 1st, 2022, by and between NEXT-ChemX Corporation, a Nevada corporation (trading under the symbol: CHMX), having its principal place of business at 1111 W 12th Street, #113 Austin, Texas 78703 (the “Company” or “Employer”), and Dominic John George Gordon Majendie, a British citizen, resident of Kyiv, Ukraine (the “Executive”).

Recitals

A. Company and Executive desire to enter into an agreement pursuant to which Executive will be employed as the Vice President, Business Development of Company on the terms and conditions set forth in this Agreement.

B. Certain definitions are set forth in Section 4 of this Agreement.

Agreement

The parties hereto agree as follows:

1. Employment.

Company hereby engages Executive to serve as the Vice President, Business Development of Company, and Executive agrees to serve Company, during the Service Term (as defined in Section 1(f) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a) Services. During the Service Term, Executive, as Vice President, Business Development, shall have all the duties and responsibilities customarily rendered by persons in such position to companies of a similar size and nature as Company. The Chief Executive Officer (“CEO”) shall specify from time to time such duties and responsibilities in greater detail in accordance with applicable Company regulations and prevailing practices as well as other duties and responsibilities as may be reasonably assigned from time to time. Executive will report directly to the CEO. Executive will devote his best efforts and attention (except for vacation periods and periods of illness or other incapacity) to the business of Company and its Affiliates in the best interests of Company. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive shall have the right to hold positions with other companies, provided however, such activities shall not be in conflict or competition with the business of Company and shall be authorized by the Chief Executive Officer and permitted by Company’s rules and regulations established by the Board of Directors or, if constituted, the meeting of the Independent Directors of Company. Executive’s place of employment shall be at Executive’s home office in Kyiv, Ukraine; provided, however, that Executive will travel to such other locations of Company and its Affiliates as may be reasonably necessary in order to discharge his duties hereunder.

(b) Salary, Bonus and Benefits.

i. Salary and Bonus. During the Service Term, Company will pay Executive an annual base salary (the “Annual Base Salary”) of Two Hundred and Forty Thousand Dollars ($240,000); provided however, that the Annual Base Salary shall be subject to review annually (following the publication of Company’s annual report on form 10-K) by the executive compensation committee of the Board of Directors (where such committee has been formed) or in the absence of such committee by the CEO. Executive will be eligible to receive an annual bonus at the discretion of the Board of Directors or its duly created compensation committee provided however such bonus will be linked to specific milestones or achievements. Executive’s unpaid salary shall accrue without interest until paid by Company unless the repayment of such salary shall be accelerated in accordance with the terms of Section (f) “Change of Control” below. Notwithstanding the application of a Section (f) conversion of unpaid salary to shares, by the Executive, at any time, Executive shall have the right, but not the obligation, to convert all or a portion of his accrued and unpaid salary in shares of Company’s common stock, on the following basis:

On the first business day of each calendar quarter, should Executive desire to convert his accrued and unpaid salary for the preceding calendar quarters into shares of Company’s common stock, Executive shall deliver to Company a written notice (a “Salary Conversion Notice”) of his intent to have all or a portion of the accrued and unpaid Executive pay converted into shares of Company’s common stock. Each Salary Conversion Notice shall set forth (1) the amount of accrued and unpaid salary to be converted into shares of Company’s common stock and (2) the number of shares of Company’s common stock which are to be issued to Executive based on the following formula:

Amount of accrued and unpaid salary to be converted at the election of Executive divided by the Applicable Share Price (defined below) equals the number of shares to be issued to Executive. By way of example only, if Executive’s elected amount of accrued and unpaid salary totals $10,000 and the Applicable Share Price is $5.00, Employer would issue 2,000 shares of its common stock to Executive ($10,000 divided by $5.00 equals 2,000 shares).

“Applicable Share Price” shall mean the lower of the average closing sale price of the Employer’s common stock, as reported by the NASDAQ, for the last three (3) trading days of the subject calendar quarter (the “ACSP”), provided however, that if the Company shall have raised money in a Regulation D disclosed offering to third party accredited investors at a lower rate than the ACSP, then the Applicable Share Price shall be at the lower price declared in the Regulation D filing as at the calendar quarter close.

Executive shall be entitled to incentive bonuses in common shares or cash when granted by the compensation committee of the Board of Directors, or if such committee is not then formed, by the Board of Directors.

ii. Benefits. During the Service Term, Executive shall be entitled to: (A) participate in and shall receive all benefits under pension benefit plans provided by Company (including without limitation participation in any Company incentive, savings and retirement plans, practices, policies and programs) to the extent applicable generally to other peer executives of Company. In addition, during the Service Term, Executive and/or Executive’s family shall be entitled to participate and shall receive all benefits under welfare plans provided by Company (including without limitation medical prescriptions, dental, disability, employee life, group life, accidental life and travel accident insurance plans and plans) to the extent and on the same basis applicable generally to other peer executives of Company; (B) be reimbursed for customary travel and other expenses, subject to standard and reasonable documentation requirements; and (C) receive four weeks paid vacation per annum. Any unused vacation time during each fiscal year shall be rolled-over to the following fiscal year to the extent permitted by Company’s policies for senior executives of Company; and (D) shall receive a housing allowance for his residence in Ukraine of $1,500 per month.

(c) Termination.

i. Events of Termination. Executive’s employment with Company shall cease upon:

(A) Executive’s death;

(B) Executive’s voluntary retirement;

(C) Executive’s permanent disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties for a period of three (3) months in any twelve (12) month period and such permanent incapacity has been determined to exist by either (x) Company’s disability insurance carrier or (y) by the Board in good faith based on competent medical advice in the event that Company does not maintain disability insurance on Executive;

(D) Termination by Company by the delivery to Executive of a written notice from the Board that Executive has been terminated (“Notice of Termination”) with or without Cause. “Cause” shall mean:

(1) Executive’s (aa) conviction of a felony; (bb) Executive’s commission of any other material act or omission involving dishonesty or fraud with respect to Company or any of its Affiliates or any of the customers, vendors or suppliers of Company or its Subsidiaries; (cc) Executive’s misappropriation of material funds or assets of Company for personal use; or (dd) Executive’s engagement in unlawful harassment or other discrimination with respect to the employees of Company or its Subsidiaries;

(2) Executive’s willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to Company;

(3) Executive’s continued repeated neglect of his duties which is materially and demonstrably injurious to Company, after written notice thereof from the Board, and where such neglect has not been cured within ten (10) days after Executive receives notice thereof from the Board and which is not repeated during the period of two hundred and seventy (270) days following cure;

(4) Executive’s engaging in conduct constituting a breach of Sections 2 or 3 hereof that is contrary to the terms or spirit of Company’s rules regarding Corporate Governance, its Code of Ethics or other applicable rules and regulations that is not cured in full within fifteen (15) days after a second notice of default is given to Executive and where a first notice of default was issued not less than thirty (30) days prior to the second notice of default from Company.

In order for the termination to be effective: Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause. Executive will then have the right, within ten (10) days of receipt of such notice, to file a written request for review by Company. In such case, Executive will be given the opportunity to be heard, personally or by counsel, by the Board, and a majority of the members of the Board must thereafter confirm that such termination is for Cause. If a majority of the members of the Board do not provide such confirmation, the termination shall be treated as other than for Cause. Notwithstanding anything to the contrary contained in this paragraph, Executive shall have the right after termination has occurred to appeal any determination by the Board that such termination was for Cause in accordance with the provisions of Section 7(f) hereof.

The delivery by Company of notice to Executive that it does not intend to renew this Agreement as provided in Section 1(f) shall constitute a termination by Company without Cause unless such notice fulfills the requirements of Section 1(c)(i)(D)(1), (2), (3) or (4) above;

(E) Executive’s voluntary resignation by the delivery of written notice to the Chief Executive Officer, or to the Chairman of the Board of Directors at least sixty (60) days prior to such resignation taking effect. The notice shall clearly indicate that Executive has resigned and state whether this is with or without Good Reason; and fix on what date the resignation is intended to come into effect. “Good Reason” shall mean Executive’s resignation from employment with Company within thirty (30) days after the occurrence of any one of the following:

(1) the failure of Company to pay an amount owing to Executive hereunder after Executive has provided Company and the Board with written notice of such failure and such payment has not thereafter been made within thirty (30) days of the delivery of such written notice, provided however, that during the first twelve (12) months from the entry into force of this Agreement, Company may accumulate part or all of Executive’s remuneration without making any payment and may make any payment of amounts accumulated prior to June 30, 2023 in shares or cash at its exclusive election;

(2) the relocation of Executive from Kyiv, Ukraine without his consent, except that Company may relocate Executive at its discretion to the corporate headquarters in Austin Texas without this giving grounds for resignation;

ii. Date of Termination. Date of Termination means (i) if the employment is terminated for Cause, or by Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the employment is terminated other than for Cause or Disability, the Date of Termination shall be the date on which the Employer notifies Executive of such termination and (iii) if Executive’s employment is terminated by reason of death or disability, the date of Termination shall be the date of death or the disability effective date, as the case may be.

iii. Rights on Termination.

(A) In the event that termination is by Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) at any time on or before September 30, 2024, or by Executive with Good Reason at any time on or before December 31, 2024, Company will pay Executive a lump sum amount equal to the base salary that would have been paid during the period commencing on the effective date of the termination and ending on March 31, 2025 (the “Penalty Period”), provided however, that in the event of termination by Executive with Good Reason at any time on or before December 31, 2024, the penalty amount payable shall be not less than nine (9) months base salary. This Section 1(c)(iii)(A) shall not apply unless Executive and Company shall have executed a contingent mutual release in a form reasonably required to release the parties. In addition, Company will pay to Executive in a lump sum any accrued but unused vacation time and all outstanding expenses and unpaid amounts accrued for any reason hereunder. All Options shall immediately vest in full on the date of Termination in accordance with this Section 1(c)(iii)(A).

(B) In the event that termination is by Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) at any time on or after October 1, 2024 or by Executive with Good Reason at any time on or after January 1, 2025, Company will continue, for a period of six (6) months commencing on the effective date of the termination (the “Severance Period”), to pay Executive a monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates. During the Severance Period, Company will also pay for Executive’s existing Company insurance coverage. The payments of Annual Base Salary and insurance premiums in accordance with this Section 1(c)(iii)(B) are collectively referred to as “Severance Payments.” This Section 1(c)(iii)(B) shall not apply unless Company and Executive have executed a contingent mutual release in a form mutually and reasonably acceptable to both Company and Executive. In addition, Company will pay to Executive in a lump sum any accrued but unused vacation time and all outstanding expenses and unpaid amounts accrued for any reason hereunder. All Options shall immediately vest in full on the date of Termination in accordance with this Section 1(c)(iii)(B).

(C) If Company terminates Executive’s employment for Cause, or if Executive resigns without Good Reason, Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Executive in a lump sum payment) and all vesting under all stock options held by Executive will cease effective as of the date of termination. Executive’s right to receive any other health or other benefits, if any, will be determined under the provisions of applicable plans, programs or other coverages.

(D) If Executive’s employment terminates because of Executive’s death or permanent disability, then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any key man life insurance policy) paid for by Company. In addition, if such death or disability occurs while Executive is employed hereunder, for a period of six (6) months commencing on the date of such death or such disability is established, Executive or his estate shall be entitled to payment of his monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates.

Notwithstanding the foregoing, Company’s obligation to Executive for severance pay or other rights under either subparagraphs (B) or (C) above (the “Severance Pay”) shall cease if Executive is found by a court of law to be in material violation of the provisions of Sections 2 or 3 hereof.

Until such time as Executive has received all of his Penalty Payment or Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by Company to Executive under this Agreement.

(d) Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Penalty Payment or Severance Payments shall constitute liquidated damages for any breach of this Agreement by Company through the Date of Termination. Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Penalty Payment or Severance Payments, Executive will execute a contingent mutual release of claims in a form reasonably satisfactory to both Company and Executive.

(e) Term of Employment. Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s termination in accordance with the provisions of Section 1(c) above, Executive’s employment under this Agreement shall commence on April 1, 2022, and shall terminate on March 31, 2025 (the “Service Term”).

(f) Change of Control. Company acknowledges the sacrifices Executive has made and is making in particular in relation to forgoing salary and using his/her own funds for expenses during the start-up period. Company also acknowledges that on the date of signature of this Agreement, it has yet to grant options and other incentives to Executive. Company further acknowledges that the current controlling shareholders of Company understand and support Executive and intend to compensate Executive in a manner commensurate with his support and restraint, however, Company may be forced to raise money at a rate that massively dilutes Company or in other situations where for any reason there is a change of control. In order to protect Executive in the event of any Change of Control, Company agrees as follows:

i. Acceleration of salary indebtedness. In the event of a Change of Control of Company for any reason whatsoever at any time prior to April 26, 2027, any indebtedness for salary owed to Executive by Company at the moment of the Change of Control shall be multiplied by three and one third (3 1/3) and the resulting amount shall immediately become due and payable to Executive (“Control Change Compensation”). Control Change Compensation is awarded in remuneration of the hardship related to the start-up phase of Company and as an incentive for Executive to continue to support Company until such time as Company becomes stable. Executive shall have the right to the Control Change Compensation even if it is or becomes Company policy to restrict the payment of salary not taken in a timely fashion or to limit the period in which such salary may be claimed retroactively, provided however, no salary may be claimed as Control Change Compensation if earned during the period prior to April 27, 2021.

ii. Right to convert Control Change Compensation. At the option of Executive, Executive shall have the right to convert any unpaid salary into shares of Common Stock of the Company at the same Effective Rate on which any share or block of shares was purchased or transferred and which resulted in the Change of Control. In making the calculation the lowest possible rate shall be taken for the shares, even if the exchange quoted market price is higher. Where any transaction is carried out outside the exchange (“private transaction”) the conversion rate shall be calculated simply by (A) taking the total consideration for the said shares whether calculated as paid, promised, pledged, deemed to be paid, offset, bartered, secured against future sale, value attributed to in an exchange for value, awarded by court order or as bankruptcy judgement or in settlement with creditors, or in any other manner and (B) dividing this by the number of shares effectively transferred, alienated, promised, mortgaged, or ledger transferred. In the event that the Change of Control shall happen with purchases over a period of time, the price at which the issuance of shares in settlement of the Control Change Compensation shall be made will be always at the lowest price at which any share or block of shares was purchased or transferred (in the above manner) on any day during the three (3) months prior to the actual date of the Change of Control.

2. Confidential Information; Proprietary Information, etc.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of Company and its Affiliates. Therefore, Executive agrees that he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Boards consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time Company may request in writing (whether during or after Executive’s term of employment), all Records which he may then possess or have under his control. Executive further agrees that any property situated on Company’s or its Affiliates premises and owned by Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 2(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b) Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to Company’s or any of its Affiliates actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records) (“Work Product”) belong to Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to Company or such Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a work made for hire under the copyright laws, and Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a work made for hire, Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executive’s term of employment) to establish and confirm Company’s or its Affiliates ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 2(b) to the contrary, Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that Company’s ownership of Work Product does include those inventions that: (a) relate to the business of Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to Company’s business; or (b) result from any work that Executive performs for Company or its Affiliates or Subsidiaries.

(c) Authorization to Company. In the event Company is unable, after reasonable effort, to secure my signature on any patent, copyright, or other analogous protection relating to a Work Product, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney-in fact, to act for and on my behalf and stead to execute and file any such application, applications, or other documents and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of letters patent, copyright, or other analogous rights or protections thereon with the same legal force and effect as if executed by me. My obligation to assist Company in obtaining and enforcing patents and copyrights for Work Product in any and all countries shall continue beyond the termination of my relationship with Company, but Company shall compensate me at a reasonable rate after such termination for time actually spent by me at Company’s request on such assistance.

(d) Exhibit. Executive acknowledges that there are no currently existing ideas, processes, inventions, discoveries, marketing, or business ideas or improvements which Executive desires to exclude from the operation of this Agreement except for the list set forth on Exhibit A, Prior Knowledge and Inventions, to this Agreement, if any. To the best of Executive’s knowledge, there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries, or other intellectual property that is now in existence between me and any other person (including any business or governmental entity). It is intended by the Parties that this sub-section (d) shall comply with any applicable state laws relating to the ownership of independent inventions and intellectual property, including the laws of Ukraine and of the States of Nevada and Texas.

(e) Third Party Information. Executive understands that Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s and its Affiliates part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of Company or its Affiliates who need to know such information in connection with their work for Company or its Affiliates) or use, except in connection with his work for Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(f) Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(g) Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third-Party Information to any Person, Executive will immediately provide Company with written notice of the applicable law, regulation or process so that Company may seek a protective order or other appropriate remedy. Executive will cooperate fully with Company and Company’s Representatives in any attempt by Company to obtain any such protective order or other remedy. If Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes Company with a written opinion of reputable legal counsel acceptable to Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3. Non-solicitation.

(a) Non-solicitation. As long as Executive is an employee of Company or any Affiliate thereof, and for twelve (12) months thereafter, Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of Company or any Affiliate to leave the employ of Company or such Affiliate, or in any way interfere with the relationship between Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of Company or any Affiliate at any time during the nine (9) month period immediately preceding the date of such Executive’s termination.

(b) Acknowledgment. Executive acknowledges that in the course of his employment with Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of Company and its Affiliates. It is specifically recognized by Executive that his services to Company and its Subsidiaries are special, unique and of extraordinary value, that Company has a protectable interest in prohibiting Executive as provided in this Section 3, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that Company would not enter this Agreement with Executive without the restriction of this Section 3. Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which Company and its Subsidiaries conduct their business, do not deprive Executive of his livelihood. Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(c) Enforcement, etc. If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area. Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 7(g), in the event of a breach or threatened breach of this Agreement, Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

(d) Submission to Jurisdiction. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in Austin, Texas in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4. Definitions.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means Company’s board of directors or the board of directors or similar management body of any successor of Company. The term Board shall include any committees of the Board duly established.

“Change of Control” means any of the following:

(A) Any event by which any individual or entity becomes the owner of more than 50% of the total voting power of the voting shares of stock of Company;

(B) Company merges with or into any entity other than in any transaction the result of which leaves an individual or entity in control of the merged organization that was not previously in control of Company;

(C) The sale, lease or transfer of all or substantially all of the assets of Company to any individual or entity in one or a series of related transactions;

(D) The adoption of a plan relating to the liquidation or dissolution of Company or any settlement of debt of any kind that results in an any manner that results in any individual or entity becoming the owner of more than 50% of the total voting power of the voting shares of stock of Company; or

(E) Where any controlling shareholder of Company itself suffers a change of control as defined in paragraphs (1) through (3) above as defined in this section.

“Control Change Compensation” shall have the meaning attributed to it in Section 1(f)(i).

“Proprietary Information” means any and all data and information concerning the business affairs of Company or any of its Affiliates and not generally known in the industry in which Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of Company’s and its Affiliates past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information which Executive has obtained from a Person other than an employee of Company, which was disclosed to him without a breach of a duty of confidentiality.

“Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all property of Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of Company and its Affiliates; (xi) information concerning Company and its Affiliates which was input by Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation of which Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5. Notices.

Addresses of Notice. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to Executive:

Dominic J. Majendie

Flat 93, Yaroslaviv Val 14D, 01034 Kyiv, Ukraine

with a copy (which shall not constitute notice) to:

dominic@majendie.com

If to Company:

NEXT-ChemX Corporation

1111 W 12th Street, #113

Austin, Texas, USA

with a copy (which shall not constitute notice) to:

info@next-chemx.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Executive’s Representations and Warranties.

Executive represents and warrants that he has full and authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements he has with any prior employee. Executive further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement, or which would in any manner interfere with the performance of his duties for Company.

7. General Provisions.

(a) Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

(e) Successors and Assigns; Merger or Sale of Assets. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of Company may be assigned to any Affiliate of Company. In the event of a merger or the sale of all or substantially all of the assets of Company, the acquiring company shall be bound by the terms of this Agreement.

(f) Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in Austin Texas in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended or and waived only with the prior written consent of Company and Executive.

(i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the city of Austin, Texas or the city of Kyiv, Ukraine, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(j) Termination. This Agreement shall survive the termination of Executive’s employment with Company and shall remain in full force and effect after such termination.

(k) No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(l) Insurance. Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m) Offset. Whenever Company or any of its Subsidiaries is obligated to pay any sum to Executive or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that Executive or such Affiliate or related person owes to Company or any of its Subsidiaries may be deducted from that sum before payment.

(n) Indemnification and Reimbursement of Payments on Behalf of Executive. Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Company or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Company or any of its Subsidiaries or Executive’s ownership interest in Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o) Insurance and Indemnification. For the period from the date of this Agreement through at least the third anniversary of the Employees termination of employment from the Employer, the Employer shall maintain the Employee as an insured party on all directors and officers insurance maintained by the Employer for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Employee with at least the same corporate indemnification as it provides to the peer executives of the Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

For:	Executive:

/s/ Dominic John G.G. Majendie
By:	Dominic John G.G. Majendie
Representing himself

For:	NEXT-ChemX Corporation
(“Company”)

/s/ Benton H Wilcoxon
By:	Benton H Wilcoxon
Chief Executive Officer

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